SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549




                                  FORM 8-K

                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported): January 17, 2003


                           CREATIVE HOST SERVICES, INC.
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                Exact Name of Registrant as Specified in Its Charter

                                  California
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                 (State or Other Jurisdiction of Incorporation)

      000-22845                                      33-0169494
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(Commission File Number)                 (IRS Employer Identification Number)


16955 Via Del Campo, Suite 110, San Diego, CA                90049
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(Address of Principal Executive Offices)                    Zip Code


                               (858) 675-7711
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             (Registrant's Telephone Number, Including Area Code)

                                   N/A
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          (Former Name or Former Address if Changed Since Last Report)



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Item 5.  Other Events

On January 17, 2003, (the "Closing Date") Creative Host Services, Inc. ("Creative Host" or the "Company") closed a senior secured financing (the "Financing") with ING Capital, LLC ("ING") pursuant to the terms of a Credit Agreement (the "Credit Agreement"), a copy of which is filed as an exhibit to this report. The Credit Agreement provides for a total financing commitment of $13,000,000 consisting of two separate facilities: a Term Loan Facility and an Expansion Facility.

The Term Loan Facility provides for financing in an amount up to $7,400,000 to be used to refinance the Company's and its subsidiaries' existing debt, finance the purchase price of acquisitions consummated as of the Closing Date and lender-approved acquisitions after the Closing Date, to finance build-outs of the Company's concession locations ("Build-Out Capex") and pay fees and expenses associated with the Financing and the Closing Date acquisitions. The Term Loan Facility matures on the fifth anniversary of the Closing Date, with quarterly principal payments scheduled to commence on June 30, 2004 in amounts equal to percentages of the outstanding principal amount of the Term Loan Facility as scheduled in the Credit Agreement.

The Expansion Facility, in an amount up to $5,600,000, may be used to finance the cash purchase price for approved acquisitions, to finance Build-Out Capex, to provide ongoing working capital needs of the Company and to provide a letter of credit sub-facility of $4,000,000. Availability under the Expansion Facility will be reduced by outstanding letters of credit. The Expansion Facility matures on the sixth anniversary of the Closing Date with certain amortization of principal payments required beginning the twenty first calendar quarter following the Closing Date.

Outstanding loans under the Term Loan Facility will bear interest at a fixed per annum rate set forth in the Credit Agreement. Outstanding loans under the Expansion Facility will bear interest at the floating per annum rates of interest set forth in the Credit Agreement, and outstanding letters of credit under the Expansion Facility will accrue a letter of credit fee as set forth in the Credit Agreement. There is also an unused fee charged on the unused amount of the Expansion Facility and the Term Loan Facility as well as certain pre-payment and termination fees for termination or reduction of the Financing prior to the third anniversary of the Closing Date.

There is also a requirement that the Company make certain principal prepayments of the Financing in amounts equal to certain percentages of the Company's annual excess cash flow and the principal repayment of the Financing upon the occurrence of certain other events, all as more particularly described in the Credit Agreement.

The Facility is secured by perfected first security interests in, and first mortgages on, substantially all of the assets of the Company and its subsidiaries, existing and future. The Credit Agreement also contains affirmative, negative and financial covenants, as well as events of default, all as more particularly described in the Credit Agreement.


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

As additional compensation for the Financing, the Company issued to ING 452,050 Warrants to purchase 452,050 shares of its common stock, representing 4% of the fully diluted capital stock of the Company (excluding warrants and options with exercise prices exceeding $8.00 per share). The Warrants have a ten year life with an exercise price of $1.87 per share, which was equal to the closing price of the Company's Common Stock on the business day immediately prior to the Closing Date. Terms and conditions of the Warrants include, among others, shelf and piggyback registration rights, anti-dilution protection and "tag-along" rights.

As a condition of the Financing, the Company was required to close an acquisition transaction concurrent with the Financing using proceeds from the Term Loan Facility to finance the purchase price for the acquisition. The Company used $1,075,542 of the Financing proceeds to acquire the assets and concession leases of three locations at the Sanford International Airport in Orlando Florida in satisfaction of that condition. The Company is expected to utilize the Term Loan Facility and Expansion Facility to finance additional acquisitions in the future. As part of the financing, the Company also retired substantially all of its existing debt (other than certain capital lease obligations), which included its bank note and line of credit. Transaction fees, commissions and related due diligence expenses were also paid from the Financing proceeds.


Item 7. Financial Statements and Exhibits

    (c) Exhibits furnished in accordance with the provisions of Item 601 of Regulation S-K:

       Exhibit No.                     Description
       ----------                      -----------

       Exhibit 10.33 Credit Agreement Dated as of January 17, 2003 between Creative Host Services, Inc. and ING Capital LLC.




                               SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            CREATIVE HOST SERVICES, INC.


Dated: January 23, 2003                   By /s/ Sayed Ali
                                             -----------------------------
                                             Sayed Ali
                                             President


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